EXHIBIT 21
LIST OF SUBSIDIARIES
The following table sets forth certain information concerning the principal subsidiaries of the Company.

Name	State or Other Jurisdiction of Incorporation
A.E. McKenzie Co. ULC	British Columbia, Canada
All-Glass Aquarium Co., Inc.	Wisconsin
Aquatica Tropicals	Delaware
Arden Companies, LLC	Michigan
B2E Corporation	New York
B2E Biotech, LLC	Delaware
B2E Microbials, LLC	Delaware
B2E Manufacturing, LLC	Delaware
Bell Nursery Holdings, LLC	Delaware
Bell Nursery USA, LLC	Delaware
Blue Springs Hatchery	Delaware
BRP Hold Nightingale, LLC	Delaware
BRP Hold Ox, LLC	Delaware
C&S Products Co., Inc.	Iowa
D&D Commodities Limited	Minnesota
Farnam Companies, Inc.	Arizona
Ferry-Morse Seed Company	Delaware
Flora Parent, Inc.	Delaware
Florida Tropical Distributors	Delaware
Four Paws Products, Ltd.	New York
Four Star Microbial Products, LLC	Delaware
Gro Tec, Inc.	Georgia
Gulfstream Home & Garden, Inc.	Florida
Howard Johnson's Enterprises, Inc	Delaware
Hydro-Organics Wholesale	California
IMS Comercializadora Y Fabricacion DE Calidad SA DE CV	Mexico
IMS Southern, LLC	Utah
IMS Trading, LLC	Utah
IMS Trading Mexico	Mexico
Interpet Limited	Foreign
K&H Manufacturing, LLC	Delaware
Kaytee Products, Inc.	Wisconsin
Leading Edge Associates Inc	Florida
Leading Edge Aerial Technologies Inc	Florida
Livingston Seed Company	Delaware
Marteal, Ltd.	California
Matson, LLC	Washington
Midwest Tropicals LLC	Utah
New England Pottery, LLC	Delaware
Nexgen Turf Research, LLC	Oregon
P&M Solutions, LLC	Georgia
Pennington Seed, Inc.	Delaware

Pets International, Ltd.	Illinois
Plantation Products, LLC	Delaware
Quality Pets, LLC	Utah
Seed Holdings	Delaware
Segrest, Inc.	Delaware
Segrest Farms	Delaware
Sun Pet	Delaware
Sustainable Agrico LLC	Delaware
TDBBS, LLC	Delaware
TFH Publications, Inc.	Delaware
Wellmark International	California

The names of certain subsidiaries have been omitted because such subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.